================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*




                            MCK Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    581243102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]   Rule 13d-1(b)
         [_]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                               Page 1 of 39 Pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 2 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures IV, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 3 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners IV, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 4 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. IV
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 5 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Subordinated Debt Fund, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 6 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners SD, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 7 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. III
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 8 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors II, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 9 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 10 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 11 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 12 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 13 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 14 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 15 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,142,959 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,142,959 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,142,959 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.4%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 16 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 2,053,575 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           2,053,575 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,053,575 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 17 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 1,964,412 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           1,964,412 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,964,412 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.5%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 39 pages

===================                                                =============
CUSIP NO. 581243102                   13G                          PAGE 18 OF 39
===================                                                =============

================================================================================
  1     NAMES OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [_]
                                                           (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER

                           0 shares
  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 1,964,412 shares
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                   0 shares
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           1,964,412 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,964,412 shares
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        9.5%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 39 pages

                                  Schedule 13G
                                  ------------

Item 1(a).   Name of Issuer:  MCK Communications, Inc.
             --------------

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------
             17 Kendrick Street, Needham, MA 02494.


Item 2(a).   Names of Persons Filing:
             -----------------------
             Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan and Peter Y. Chung.

             Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Messr. Trustey is an individual general partner of Stamps, Woodsum & Co. III, and Stamps, Woodsum & Co. IV. Messrs. Mohan and Chung are individual general partners of Stamps, Woodsum & Co. IV.


Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------
             The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, and Mohan, is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.


Item 2(c).   Citizenship:
             -----------
             Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., and Summit Investors II, L.P., is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung is a United States citizen.


Item 2(d).   Title of Class of Securities:
             ----------------------------
             Common Stock, $.001 par value per share.


Item 2(e).   CUSIP Number:  581243102
             ------------

                               Page 19 of 39 pages

Item 3.      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
             ------------------------------------------------------------------
             or (c), check whether the person filing is a:
             --------------------------------------------
             Not Applicable.


Item 4.      Ownership.
             ---------
             (a)  Amount Beneficially Owned:

                  Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III and Summit Investors II, L.P., (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,142,959 shares of Common Stock as of December 31, 2002. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak may be deemed to own beneficially 2,142,959 shares of Common Stock as of December 31, 2002. Mr. Trustey may be deemed to own 2,053,575 shares of Common Stock as of December 31, 2002. Messrs. Mohan and Chung may be deemed to own 1,964,412 shares of Common Stock as of December 31, 2002.

                  As of December 31, 2002, Summit Ventures IV, L.P. was the record owner of 1,964,412 shares of Common Stock. As of December 31, 2002, Summit Subordinated Debt Fund, L.P. was the record owner of 89,163 shares of Common Stock. As of December 31, 2002, Summit Investors II, L.P. was the record owner of 89,384 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P., Summit Subordinated Debt Fund, L.P., and Summit Investors II, L.P., are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,142,959 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak may be deemed to own beneficially 2,142,959 shares of Common Stock. In his capacity as individual general partner of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV, Mr. Trustey may be deemed to own beneficially 2,053,575 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV, Messrs. Mohan and Chung may be deemed to own beneficially 1,964,412 shares of Common Stock.


                               Page 20 of 39 pages

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of MCK Communications, Inc., except in the case of Summit Ventures IV, L.P., for the 1,964,412 shares which it holds of record, in the case of Summit Subordinated Debt Fund, L.P., for the 89,163 shares which it holds of record and in the case of Summit Investors II, L.P., for the 89,384 shares which it holds of record.

             (b)  Percent of Class:

                  Summit Ventures IV, L.P.:  10.4%
                  Summit Partners IV, L.P.: 10.4%
                  Stamps, Woodsum & Co. IV: 10.4%
                  Summit Subordinated Debt Fund, L.P.: 10.4%
                  Summit Partners SD, L.P.: 10.4%
                  Stamps, Woodsum & Co. III: 10.4%
                  Summit Investors II, L.P.: 10.4%
                  E. Roe Stamps, IV: 10.4%
                  Stephen G. Woodsum: 10.4%
                  Gregory M. Avis: 10.4%
                  Martin J. Mannion: 10.4%
                  Bruce R. Evans: 10.4%
                  Walter G. Kortschak: 10.4%
                  Thomas S. Roberts: 10.4%
                  Joseph F. Trustey:  10%
                  Kevin P. Mohan: 9.5%
                  Peter Y. Chung: 9.5%

                  The foregoing percentages are calculated based on the 20,598,180 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for MCK Communications, Inc. for the quarterly period ended October 31, 2002.

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:
                         0 shares for each reporting person

                  (ii)   shared power to vote or to direct the vote:
                         Summit Ventures IV, L.P.:  2,142,959 shares
                         Summit Partners IV, L.P.: 2,142,959 shares
                         Stamps, Woodsum & Co. IV: 2,142,959 shares
                         Summit Subordinated Debt Fund, L.P.: 2,142,959 shares Summit Partners SD, L.P.: 2,142,959 shares
                         Stamps, Woodsum & Co. III: 2,142,959 shares
                         Summit Investors II, L.P.: 2,142,959 shares
                         E. Roe Stamps, IV: 2,142,959 shares
                         Stephen G. Woodsum: 2,142,959 shares

                               Page 21 of 39 pages

                         Gregory M. Avis: 2,142,959 shares
                         Martin J. Mannion: 2,142,959 shares
                         Bruce R. Evans: 2,142,959 shares
                         Walter G. Kortschak: 2,142,959 shares
                         Thomas S. Roberts: 2,142,959 shares
                         Joseph F. Trustey:  2,053,575 shares
                         Kevin P. Mohan:  1,964,412 shares
                         Peter Y. Chung: 1,964,412 shares

                  (iii)  sole power to dispose or direct the disposition of:
                         0 shares for each reporting person

                  (iv)   shared power to dispose or direct the disposition of:
                         Summit Ventures IV, L.P.: 2,142,959 shares
                         Summit Partners IV, L.P.: 2,142,959 shares
                         Stamps, Woodsum & Co. IV: 2,142,959 shares
                         Summit Subordinated Debt Fund, L.P.: 2,142,959 shares Summit Partners SD, L.P.: 2,142,959 shares
                         Stamps, Woodsum & Co. III: 2,142,959 shares
                         Summit Investors II, L.P.: 2,142,959 shares
                         E. Roe Stamps, IV: 2,142,959 shares
                         Stephen G. Woodsum: 2,142,959 shares
                         Gregory M. Avis: 2,142,959 shares
                         Martin J. Mannion: 2,142,959 shares
                         Bruce R. Evans: 2,142,959 shares
                         Walter G. Kortschak: 2,142,959 shares
                         Thomas S. Roberts: 2,142,959 shares
                         Joseph F. Trustey: 2,053,575 shares
                         Kevin P. Mohan: 1,964,412 shares
                         Peter Y. Chung: 1,964,412 shares

Item 5.      Ownership of Five Percent or Less of a Class.
             --------------------------------------------
             Not Applicable.


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------
             Not Applicable.


Item 7.      Identification and Classification of the Subsidiary which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company.
             -------------------------------------------------------------
             Not Applicable.

                               Page 22 of 39 pages

Item 8.      Identification and Classification of Members of the Group.
             ---------------------------------------------------------
             Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).


Item 9.      Notice of Dissolution of Group.
             ------------------------------
             Not Applicable.


Item 10.     Certification.
             -------------
             Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d - 1(c).















                               Page 23 of 39 pages

                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated: February 13, 2003.

SUMMIT VENTURES IV, L.P.                   SUMMIT INVESTORS II, L.P.

By:  Summit Partners IV, L.P.              By:                 *
                                                --------------------------------
By:  Stamps, Woodsum & Co. IV                   General Partner

     By:             *
         ----------------------------      SUMMIT PARTNERS IV, L.P.
         E. Roe Stamps, IV
         General Partner                   By:  Stamps, Woodsum & Co. IV

                                                By:            *
SUMMIT SUBORDINATED DEBT FUND, L.P.                -----------------------------
                                                   E. Roe Stamps, IV
By:  Summit Partners SD, L.P.                      General Partner

By:  Stamps, Woodsum & Co. III
                                           SUMMIT PARTNERS SD, L.P.
     By:             *
         ----------------------------      By:  Stamps, Woodsum & Co. III
         E. Roe Stamps, IV
         General Partner                        By:            *
                                                   -----------------------------
                                                   E. Roe Stamps, IV
                                                   General Partner


STAMPS, WOODSUM & CO. IV                   STAMPS, WOODSUM & CO. III

By:                  *                     By:                 *
     --------------------------------           --------------------------------
     E. Roe Stamps, IV                          E. Roe Stamps, IV
     General Partner                            General Partner


                     *                                         *
-------------------------------------      -------------------------------------
E. Roe Stamps, IV                          Martin J. Mannion

                     *                                         *
-------------------------------------      -------------------------------------
Stephen G. Woodsum                         Joseph F. Trustey

                     *                                         *
-------------------------------------      -------------------------------------
Gregory M. Avis                            Bruce R. Evans



                               Page 24 of 39 pages

                                                               *
                                           -------------------------------------
                                           Walter G. Kortschak

                                                               *
                                           -------------------------------------
                                           Thomas S. Roberts

                                                               *
                                           -------------------------------------
                                           Kevin P. Mohan

                                                               *
                                           -------------------------------------
                                           Peter Y. Chung




                                           *By: /s/ Thomas F. Farb
                                                --------------------------------
                                                Thomas F. Farb
                                                Attorney-in-fact





--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.















                               Page 25 of 39 pages

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of MCK Communications, Inc.

     This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     EXECUTED this 13th day of February, 2003.

SUMMIT VENTURES IV, L.P.                   SUMMIT INVESTORS II, L.P.

By:  Summit Partners IV, L.P.              By:                 *
                                                --------------------------------
By:  Stamps, Woodsum & Co. IV                   General Partner

     By:             *
         ----------------------------      SUMMIT PARTNERS IV, L.P.
         E. Roe Stamps, IV
         General Partner                   By:  Stamps, Woodsum & Co. IV

                                                By:            *
SUMMIT SUBORDINATED DEBT FUND, L.P.                -----------------------------
                                                   E. Roe Stamps, IV
By:  Summit Partners SD, L.P.                      General Partner

By:  Stamps, Woodsum & Co. III
                                           SUMMIT PARTNERS SD, L.P.
     By:             *
         ----------------------------      By:  Stamps, Woodsum & Co. III
         E. Roe Stamps, IV
         General Partner                        By:            *
                                                   -----------------------------
                                                   E. Roe Stamps, IV
                                                   General Partner


STAMPS, WOODSUM & CO. IV                   STAMPS, WOODSUM & CO. III

By:                  *                     By:                 *
     --------------------------------           --------------------------------
     E. Roe Stamps, IV                          E. Roe Stamps, IV
     General Partner                            General Partner






                               Page 26 of 39 pages

                     *                                         *
-------------------------------------      -------------------------------------
E. Roe Stamps, IV                          Martin J. Mannion

                     *                                         *
-------------------------------------      -------------------------------------
Stephen G. Woodsum                         Joseph F. Trustey

                     *                                         *
-------------------------------------      -------------------------------------
Gregory M. Avis                            Bruce R. Evans

                                                               *
                                           -------------------------------------
                                           Walter G. Kortschak

                                                               *
                                           -------------------------------------
                                           Thomas S. Roberts

                                                               *
                                           -------------------------------------
                                           Kevin P. Mohan

                                                               *
                                           -------------------------------------
                                           Peter Y. Chung




                                           *By: /s/ Thomas F. Farb
                                                --------------------------------
                                                Thomas F. Farb
                                                Attorney-in-fact





--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.






                               Page 27 of 39 pages

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.








                               Page 28 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ E. Roe Stamps, IV
                                     -----------------------------------
                                     E. Roe Stamps, IV



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 29 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Stephen G. Woodsum
                                     -----------------------------------
                                     Stephen G. Woodsum



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 30 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Martin J. Mannion
                                     -----------------------------------
                                     Martin J. Mannion


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 31 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                     /s/ Gregory M. Avis
                                     -----------------------------------
                                     Gregory M. Avis



State of California                 )
                                    ) ss:
County of Santa Clara               )


     On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 32 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Thomas S. Roberts
                                     -----------------------------------
                                     Thomas S. Roberts



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 33 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Bruce R. Evans
                                     -----------------------------------
                                     Bruce R. Evans



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 34 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of 8th day of February, 2000.


                                     /s/ Walter G. Kortschak
                                     -----------------------------------
                                     Walter G. Kortschak



State of California                 )
                                    ) ss:
County of Santa Clara               )


     On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 35 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Joseph F. Trustey
                                     -----------------------------------
                                     Joseph F. Trustey



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 36 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Kevin P. Mohan
                                     -----------------------------------
                                     Kevin P. Mohan



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 37 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                     /s/ Peter Y. Chung
                                     -----------------------------------
                                     Peter Y. Chung



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]

                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 38 of 39 pages

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                     /s/ Thomas F. Farb
                                     -----------------------------------
                                     Thomas F. Farb



Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


     On this 7th day of February, 2000, before me personally came Thomas F. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                     /s/ Cynthia R. Freedman
                                     -----------------------------------
                                     Notary Public


                                     My Commission expires: October 20, 2000
                                                            ----------------










                               Page 39 of 39 pages